                                                                     EXHIBIT 1.2

THE SHARES OFFERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR THE SECURITIES LAWS OF CERTAIN STATES OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

                           STOCK PURCHASE AGREEMENT

This stock purchase agreement ("Agreement") is executed on May 11, 2000, and made effective for valuation purposes as of April 17, 2000, by and between Accesspoint Corporation ("Accesspoint") and Starlight International Holdings Limited ("Starlight"). Accesspoint and Starlight agree as set forth herein and represent to each other with regard thereto as follows:

1. Starlight shall, subject to the terms and conditions of this Agreement, purchase three hundred thousand (300,000) shares of common voting stock of Accesspoint ("Shares") at the price of Three Dollars and 50/100 ($3.50) per share for a total unadjusted purchase price of One Million Fifty Thousand Dollars and 00/100 ($1,050,000.00).

2. The purchase price shall be payable in cash or cash equivalent representing immediately available funds to the satisfaction of Accesspoint. Starlight may deliver the purchase price via electronic funds transfer. Starlight shall pay the purchase price, and good and immediately available funds shall be confirmed to the account of Accesspoint, prior to the issuance of the Shares and, immediately upon the receipt of such funds, a stock certificate evidencing Starlight's ownership of the Shares shall be delivered to Starlight or its representative.

3. If, for a period of sixty (60) days after the successful registration of the Shares issued hereunder (or, in the event there is no successful registration of the Shares, then within sixty (60) days following the date that Starlight can lawfully begin to sell such Shares in the United States pursuant to this Agreement and applicable law), the average of closing prices for the common stock of Accesspoint for a period consisting of seven (7) consecutive trading days falls below Three Dollars and 75/100 ($3.75) per Share, Accesspoint shall, as a price protection penalty (and without further consideration from Starlight), issue an additional seventy-five thousand (75,000) shares of common voting stock to Starlight, and such shares shall be deemed to constitute part of the Shares hereunder. Notwithstanding the foregoing, the parties hereby agree that the penalty set forth in this Section 3 shall be applicable only upon the first instance of Accesspoint's shares falling below Three Dollars and 75/100 ($3.75) per share, and is not intended to apply upon any subsequent occurrence of its share price falling below such amount.

4. Accesspoint shall, subject to the terms and conditions of this Agreement, use its best reasonable commercial efforts to cause an appropriate registration statement for the registration of the Shares to be filed with the U.S. Securities and Exchange Commission within thirty (30) days of the issuance of the Shares hereunder. Accesspoint shall further, subject to the terms and conditions of this Agreement, use its best reasonable commercial efforts to cause the registration statement to become effective, and the Shares to become registered, within one hundred and twenty (120) days of the date of filing of the registration statement. As a penalty to Accesspoint for late registration, Accesspoint shall issue to Starlight (without further consideration therefor) an additional amount of common voting shares equal to five percent (5%) of the number of Shares originally issued hereunder, or fifteen thousand (15,000) shares, for each thirty (30)-day period that the registration statement remains ineffective past the one hundred twenty (120) day period set forth above, and such shares shall be deemed to constitute part of the Shares hereunder. The above penalty shares issuance shall be prorated on a daily basis over any such thirty (30) day period.

5. The obligations of Accesspoint to register the Shares hereunder shall be subject to the following provisions:

    5.1 With respect to the obligation of Accesspoint to register the shares purchased by Starlight hereunder, the parties hereby agree with each other as follows:

    (a) the registration rights granted to Starlight in connection with the Shares purchased hereunder shall apply equally to any and all shares delivered to Starlight as a penalty pursuant to Sections 3 and 4 above, and 5.1(c) below (all of such shares being sometimes referred to collectively as the "Registrable Shares"), provided, however, that this Agreement is not intended to create any obligation of Accesspoint to register any Registrable Shares received by Starlight pursuant to the provisions of Section 5.1(b)(C) below to the extent that such Registrable Shares are received subsequent to the initial filing for registration of Shares on behalf of Starlight as contemplated herein except through "piggy-backing" as a part of any subsequent registration of Accesspoint's shares (regardless of the form of Registration Statement used by Accesspoint), and the piggy-back rights granted herein shall continue in full force and effect util such time as all Registrable Shares owned by Starlight have been so registered or otherwise sold by Starlight pursuant to an applicable exemption therefrom;

    (b) in the event that (i) Accesspoint (if the registration with respect to which such rights pertain is a self-underwritten offering), or (ii) the managing underwriter selected by Accesspoint to manage such registration if such registration is underwritten, shall provide written notification to Starlight that it has determined in good faith that market or other factors render necessary or advisable a lock-up on the number of Registrable Shares which may thereafter be freely traded by Starlight upon completion of such registration, then, except as expressly agreed herein, Starlight shall not sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any of such Registrable Shares (the "Lock-up") for a period commencing on the effective date of the registration statement applicable thereto and continuing to the date which is 180 days after the date such registration statement is declared effective by the U.S. Securities and Exchange Commission (the "Lock-up Period"). Notwithstanding the foregoing, the following shall apply:

         (A) the Lock-up shall not be applicable in respect of any Disposition made by Starlight (I) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction, (II) as a distribution to partners or shareholders of Starlight, provided that the distributees thereof agree in writing to be bound by the terms of this restriction, (III) in any Disposition conducted in accordance with the provisions of Regulation S or Regulation D and which could have been effected thereunder without such Registrable Shares having been registered with the US Securities and Exchange Commission, or (IV) Dispositions made with the prior written consent of the Company or the managing underwriter, as applicable;

         (B) no more than one hundred and fifty thousand (150,000) Registrable Shares in the aggregate shall be subject to the Lock-up; and

         (C) as compensation to Starlight for its agreement to be bound by the Lock-up provisions contained in this Section 5, Accesspoint will issue to Starlight an additional number of shares equal to five percent (5%) of those Registrable Shares as to which the Lock-up contemplated herein applies for each thirty (30)-day period that such Lock-up shall apply.

    5.2 Starlight, and its affiliates, assigns or agents, shall use its best commercially-reasonable efforts promptly to provide Accesspoint, its attorneys and any underwriter with such non-confidential and non-proprietary information as any of them may reasonably request in order to prepare the registration statement. The material failure of Starlight to promptly and fully provide any such information shall relieve Accesspoint of the obligation to file or cause to be made effective any registration statement hereunder.

    5.3 Starlight, and its affiliates, assigns or agents, shall use its best commercially-reasonable efforts promptly to cooperate with Accesspoint, its attorneys and any underwriter, and perform such acts and execute, acknowledge and deliver such documents and instruments as may deemed reasonably necessary by Accesspoint, its attorneys or any underwriter, with regard to the preparation and filing of the registration statement. Failure to promptly and fully provide any such cooperation or perform such acts or execute, acknowledge and deliver such documents or instruments shall relieve Accesspoint of the obligation to file or cause to be made effective any registration statement hereunder.

    5.4 Accesspoint shall be responsible for reasonable and necessary expenses incurred by it in connection with the preparation of the registration statement, including, without limitation, Accesspoint's legal, accounting and filing fees, but not including fees and disbursements for consultants, experts or legal, accounting or valuation services retained by Starlight, or underwriting discounts or commissions agreed to be paid by Starlight in writing.

6. Accesspoint hereby makes the following representations and warranties to Starlight in connection with the offer and sale of the Registrable Securities as set forth herein, which representations and warranties are being materially relied upon by Starlight in making its decision to make an investment in the Shares (the parties hereby agree that the following representations and warranties are qualified, in their entirety, by the principle that the failure to disclose any item below shall not be a breach of this Agreement, provided that the item or items not disclosed do not, and could not reasonably have been foreseen to, cause a materially adverse effect upon the business, assets, properties, prospects or financial condition of Accesspoint, either individually or in the aggregate):

(a) All of the Registrable Shares, once issued by Accesspoint against delivery by Starlight of the Purchase Price as contemplated herein shall be validly-issued, fully-paid and non-assessable, and free and clear of all liens, encumbrances, security agreements, equities, options, claims, defects in title, and charges (excluding Rule 144 restrictions and legend restrictions as set forth herein). Accesspoint has all requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated herein.

(b) As of the date of this Agreement, the number of shares of common stock of Accesspoint which are issued and outstanding is _________________ (or _____________, on a fully-diluted basis); and as of the closing of this share purchase transaction, the Shares purchased by Starlight hereunder (without giving effect to any of the other Registrable Shares) will represent approximately two percent (2%) of the total shares of Accesspoint issued and outstanding as of the date thereof.

(c) Accesspoint has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to issue, sell, assign, transfer and convey the Shares and the other Registrable Shares, as applicable, and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Accesspoint and, assuming due execution and delivery by, and enforceability against, Starlight, this Agreement constitutes the valid and binding obligation of Accesspoint, enforceable against it in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by Accesspoint, or in connection with the execution and delivery hereof by Accesspoint of this Agreement, or the consummation and performance by it of the transactions and obligations contemplated hereby, other than the approval of its Board of Directors prior to taking any of such actions. Each person signing this Agreement on behalf of Accesspoint is the duly elected officer of such corporation, holding the position indicated by such person's name on the signature page hereof, and each such person has full corporate authority to execute and deliver to Starlight, and to cause the entry into and performance of, this Agreement which, once so executed and delivered, will constitute the legally binding agreement of Accesspoint, enforceable against it in accordance with its terms (subject to the applicability of the equitable principles described above).

     The execution, delivery and performance of this Agreement by Accesspoint of the transactions contemplated hereby in accordance with the terms and conditions hereof, will not:

         (i) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which Accesspoint is a party or by or to which any of the properties and assets of Accesspoint may be bound or subject;

         (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which Accesspoint, or its securities, assets, properties or business is bound; or

         (iii) violate any applicable statute, law or regulation, or any charter document or bylaws of Accesspoint or its subsidiary corporations, Processing Services International, Inc. and Black Sun Graphics, Inc., both California corporations (collectively, the "Subsidiary").

    (d) Accesspoint is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Accesspoint has the power to own or lease its properties and assets and to carry on its business as now being conducted. Accesspoint is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary. Accesspoint has no corporate subsidiaries other than the Subsidiary.

    (e) The corporate minute books of Accesspoint and the Subsidiary contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of Accesspoint and the Subsidiary, as applicable. Accesspoint does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under its exclusive ownership or right to use, and direct control.

    (f) There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any governmental or other instrumentality or agency pending or, to the best knowledge of Accesspoint after due investigation and inquiry, threatened against, or affecting Accesspoint or the Subsidiary, or any officer, director or employee thereof, other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of Accesspoint to carry on its business as now conducted; (ii) the condition, whether financial or otherwise, of any material Accesspoint property; or (iii) the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which Accesspoint, or the Subsidiary, or any officer, director or employee thereof, or their respective securities, assets, properties or businesses, is bound other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of Accesspoint to carry on its business as now conducted and as proposed to be conducted after consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, of any material property belonging to Accesspoint or the Subsidiary; or (iii) the consummation of the transactions contemplated hereby.

   (g) Accesspoint has filed with the US Securities and Exchange Commission, and every state securities division where such filing is applicable, all filings required to be made by it through the date of this Agreement, which filings include, without limitation, a Current Report on Form 8-K in connection with its merger with J.S.J. Capital III, Inc., as amended (collectively, the "Filings"). No such Filing contains any untrue statement of a material fact, or omits any statement of material fact necessary in order to make the statements contained therein not misleading. There is no fact known to Accesspoint which could materially and adversely affect the business, prospects or financial condition of Accesspoint or the Subsidiary, or their respective properties or assets, which has not been adequately disclosed in the Filings, in this Agreement, or in any Disclosure Schedule attached hereto or otherwise delivered to Starlight at or prior to the closing of the transactions contemplated hereby. Since the date of Accesspoint's audited financial statements for the period ended December 31, 1999 (the "Audited Statement"), except as may otherwise be or have been disclosed as contemplated above, Accesspoint and the Subsidiary have not, on a consolidated basis,:

         (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Audited Statement of more than One Hundred Thousand Dollars ($100,000) in the aggregate;

         (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than liens incurred in the ordinary course of business);

         (iii) sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

         (iv) made any single capital expenditure or commitment therefor, in excess of One Hundred Thousand Dollars ($100,000), or made aggregate capital expenditures and commitments therefor in excess of Three Hundred Thousand Dollars ($300,000);

    (v) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

    (vi)   made any bonus or profit sharing distribution or payment of any kind;

    (vii) increased its indebtedness for borrowed money, or made any loan to any person;

    (viii) written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to Accesspoint on a consolidated basis;

    (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding;

    (x)    canceled or waived any claims or rights of substantial value;

    (xi)   made any change in any method of accounting or auditing practice;

    (xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

    (xiii) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in the Audited Statement or incurred in the ordinary course of business and consistent with past practice since such date;

    (xiv) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the date of the Audited Statement;

          (xv) suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

          (xvi) agreed, whether or not in writing, to do any of the foregoing.

7 The representations and warranties of Accesspoint contained in this Agreement (including, without limitation, all schedules hereto) shall be true and correct on and as of the date of the closing of the share purchase transaction with the same effect as though such representations and warranties had been made on and as of such date.

8. Neither Accesspoint, nor any of its officers, directors, employees, agents or representatives, have made any representation or statement of opinion regarding the value of the Shares. Starlight is purchasing the Shares purely on a speculative basis and confirms that Starlight has been given no reason to believe that Starlight will receive any return on the purchase of Shares, other than as may be determinable from the Filings.

9. Starlight understands that Starlight must bear the economic risk of the purchase for an indefinite period of time. Starlight acknowledges that the Registrable Shares will be restricted unless and until registered. Accesspoint makes no representation that any public market will exist for the Shares and Accesspoint shall have no direct obligation to Starlight to make or support any market for the Shares. Starlight understands the speculative nature of investment in the Shares and that Starlight could lose its entire purchase price payment.

10. Starlight acknowledges that Accesspoint has made available to Starlight or Starlight's personal advisors the opportunity to obtain any and all information required to evaluate the merits and risks of purchase of the Shares. Accesspoint has, prior to the sale of the Shares, accorded Starlight and Starlight's representative, if any, the opportunity to ask questions and receive answers concerning the terms and conditions of the proposed purchase and to obtain any additional information necessary to evaluate the merits and risks of the purchase.

11. Starlight and (if applicable) Starlight's advisors and representatives have had an opportunity to ask questions of and receive satisfactory answers from Accesspoint or any person or persons acting on its behalf, concerning the terms and conditions of Starlight's proposed investment in the Shares, and all such questions have been answered to the complete satisfaction of Starlight and its advisors and representatives.

12. Starlight represents that all of the information provided by Starlight or Starlight's representatives to Accesspoint is true, correct, accurate and current and that Starlight is not subject to backup withholding. Starlight specifically represents that all of the information provided in this Agreement or on any separate signature page questionnaire is true, correct, accurate and current.

13. Starlight is an accredited investor. Starlight is a business entity not formed for the specific purpose of acquiring the Shares and has total assets in excess of Five Million Dollars (U.S. $5,000,000.00).

14. Starlight is acquiring the Shares for Starlight's own account for investment with no present intention of dividing Starlight's interest with others or of reselling or otherwise disposing of all or any portion of the same. Starlight shall not engage in a distribution of the Shares.

15. Starlight has such knowledge and experience in financial and business matters that Starlight is capable of evaluating the merits and risks of an investment in the Shares, or (if applicable) Starlight and Starlight's representatives, together, have such knowledge and experience in financial and business matters that Starlight and Starlight's representatives are capable of evaluating the merits and risks of the prospective investment in the Shares.

16. The Shares will be acquired for Starlight's own account for investment in a manner which would not require registration pursuant to the provisions of the Act, as amended, and Starlight does not now have any reason to anticipate any change in Starlight's circumstances or other particular occasion or event which would cause Starlight to sell or otherwise dispose of the Shares.

17. Starlight understands that the Commissioner of Corporations for the State of California or any other state ("Commissioner") has not or will not recommend or endorse a purchase of the Shares.

18. Starlight: (i) has a pre-existing personal or business relationship with Accesspoint or Accesspoint or its or their officers, directors or its or their Affiliates or representatives, and (ii) meets those certain standards involving
                               ---
Starlight's minimum net worth and annual income as established by the California Commissioner of Corporations relating to Starlight's income and net worth, or is an Accredited Investor as defined in rule 501 (a) of Regulation D as promulgated by the Securities and Exchange Commission. The foregoing income and net worth is considered to be indicative of Starlight's ability to be sophisticated regarding the proposed purchase of shares.

19. Starlight is not a member of the NASD or other self-regulatory agency which would require prior approval of a purchase of the shares.

20. Starlight acknowledges that Starlight understands the meaning and legal consequences of the representations, warranties, and covenants set forth herein, and that Accesspoint has relied on such representations, warranties and covenants.

21. Starlight acknowledges and understands that the Shares will be subject to transfer and sale restrictions imposed pursuant to SEC Rule 144 of the Rules promulgated under the Securities Act of 1933 ("Act") and the regulations promulgated thereunder. Starlight shall comply with Rule 144 and with all policies and procedures established by Accesspoint with regard to Rule 144 matters. Starlight acknowledged that Accesspoint or its attorneys or transfer agent may require a restrictive legend on the certificate or certificates representing the Shares pursuant to the restrictions on transfer of the Shares imposed by Rule 144.

22. Notwithstanding anything in this Agreement to the contrary, the undersigned Acknowledges that: (i) the Shares are being purchased in a private transaction which is not part of a distribution of the Shares; (ii) the undersigned intends to hold the Shares for the account of the undersigned and does not intend to sell the shares as a part of a distribution or otherwise; and (iii) neither the undersigned nor the seller of the Shares is an underwriter for purposes of Rule 144.

23. Starlight understands that the Shares are being offered and sold in reliance on an exemption from the registration requirements of federal and state securities laws under Regulation D and Regulation S promulgated under the Securities Act and that Accesspoint is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Starlight set forth herein in order to determine the applicability of such exemptions and the suitability of Starlight to acquire the Shares. The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by Accesspoint and Starlight will notify Accesspoint immediately of any adverse change in any such representations and warranties which may occur prior to the issuance of Shares. The representations, warranties and agreements of Starlight contained herein shall survive the execution and delivery of this Agreement and the purchase of the Shares.

24. Neither Starlight nor any of its affiliates, assigns or agents will, directly or indirectly, maintain any short position in the Shares or any other securities of the Company for so long as any of the Shares are owned by the Subscriber.

25. Notwithstanding anything in this Agreement to the contrary, unless the Shares have been registered for public sale as contemplated herein, the undersigned shall not, directly or indirectly, offer or sell any of the Shares until the expiration of six (6) months after the purchase of the Shares. A legend to this effect may be placed upon the certificate evidencing ownership of the Shares.

26. Neither Starlight nor any person or entity for whom Starlight is acting as fiduciary is a U.S. person. A U.S. person means any one of the following:

     26.1  any natural person resident in the United States of America;

     26.2 any partnership or corporation organized or incorporated under the laws of the United States of America;

     26.3  any trust of which any trustee is a U.S. person;

     26.4 any agency or branch of a foreign entity located in the United States of America;

     26.5 any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

     26.6 any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

     26.7  any partnership or corporation if:

           (A) organized or incorporated under the laws of any foreign jurisdiction; and

           (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

27. To the extent that the Shares are issued pursuant to Regulation S, Starlight acknowledges the following:

     27.1 ALL OFFERS AND SALES OF THE REGULATION S SHARES PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD AS DEFINED IN RULE 902 PROMULGATED UNDER THE ACT SHALL ONLY BE MADE IN COMPLIANCE WITH THE SAFE HARBOR CONTAINED IN REGULATION S, PURSUANT TO REGISTRATION OF SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND ALL OFFERS AND SALES AFTER THE DISTRIBUTION COMPLIANCE PERIOD SHALL BE MADE ONLY PURSUANT TO SUCH A REGISTRATION OR TO SUCH EXEMPTION FROM REGISTRATION, INCLUDING, WITHOUT LIMITATION, RULE 144.

     27.2 ALL OFFERING DOCUMENTS RECEIVED BY THE PURCHASER INCLUDE STATEMENTS TO THE EFFECT THAT THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON (OTHER THAN DISTRIBUTORS AS DEFINED IN REGULATION S) DURING THE DISTRIBUTION COMPLIANCE PERIOD AS DEFINED IN RULE 902 PROMULGATED UNDER THE ACT UNLESS THE SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS IS AVAILABLE.

     27.3 IN THE VIEW OF THE SEC, THE STATUTORY BASIS FOR THE EXEMPTION CLAIMED FOR THIS TRANSACTION WOULD NOT BE PRESENT IF THE OFFERING OF SHARES, ALTHOUGH IN TECHNICAL COMPLIANCE WITH REGULATION S, IS PART OF A PLAN OR SCHEME TO EVADE THE REGISTRATION PROVISIONS OF THE SECURITIES ACT. THE PURCHASER IS ACQUIRING THE SHARES FOR INVESTMENT PURPOSES AND HAS NO PRESENT INTENTION TO SELL THE SHARES IN THE UNITED STATES OF AMERICA TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

28. Starlight understands and agrees that the following restrictions and limitations are applicable to Starlight's purchase and any sale, transfer, assignment, pledge, hypothecation or other disposition of Shares pursuant to the Securities Act and Regulation D and Regulation S promulgated pursuant thereto:

     28.1. Starlight agrees that notwithstanding any other restrictions placed on the sale or transfer of the Shares pursuant to this Agreement, Rule 144, or otherwise, the Shares shall not be sold, pledged, hypothecated or otherwise disposed of unless the Shares are registered pursuant to the Act and applicable state securities laws or are exempt therefrom; and

     28.2. A legend in substantially the following form may be placed on any certificate(s) or other documents evidencing the Shares:

     THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND HAVE NOT BEEN REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 AS AMENDED ("ACT"), AND HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON THE EXEMPTION SET FORTH IN THE ACT AND UPON REGULATION D OR REGULATION S PROMULGATED PURSUANT THERETO. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO ACCESSPOINT OF AN OPINION OF COUNSEL SATISFACTORY TO ACCESSPOINT THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO ACCESSPOINT OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO ACCESSPOINT TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

29. Starlight may not cancel, terminate, or revoke this Agreement, or any agreement of Starlight made hereunder, and this Agreement shall survive the death, dissolution, or disability of Starlight and shall be binding upon the heirs, executors, administrators, successors and assigns of Starlight.

30. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties hereto.

31. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of California without giving effect to any conflicts of laws or choice of laws provisions. Starlight hereby agrees that any suit, action or proceeding with respect to this Agreement, any amendments or any replacements hereof, and any transactions relating hereto shall be brought in the state courts of, or the federal courts in, the State of California, and Starlight hereby irrevocably consents and submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding, and Starlight agrees that service of process on

Starlight in such suit, action or proceeding may be made In accordance with the notice provisions of this Agreement, In any such action, venue shall lie exclusively in Orange County, California. Starlight hereby waives, and agrees not to assert against Accesspoint, or any successor assignee thereof, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, (i) any claim that Starlight is not personally subject to the jurisdiction of the above-named courts or that property is exempt or immune from set-off, execution or attachment either prior to judgment or in execution thereof, and (ii) to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of suit, action or proceeding is improper or that this Agreement or any amendments or any replacements hereof may not be enforced in, or by such courts.

     STARLIGHTS MAY BE REQUIRED TO HOLD THE SHARES INDEFINITELY UNLESS SUCH SHARES ARE SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT OF 1933 ("ACT") OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. NO SHARES MAY BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS ACCESSPOINT AND ITS LEGAL COUNSEL HAVE RECEIVED EVIDENCE SATISFACTORY TO BOTH THAT SUCH TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING QUALIFICATION OR REGISTRATION UNDER STATE OR FEDERAL SECURITIES LAWS AND IS IN COMPLIANCE WITH SUCH LAWS.

     IN WITNESS WHEREOF, Starlight has provided the foregoing warranties and undertaken the foregoing obligations and the parties have executed this Agreement effective as of the date first set forth above.



                              ACCESSPOINT

                              Accesspoint Corporation


                              By: /s/ James W. Bentley
                                  -----------------------
                                  James W. Bentley,
                                  President

                   (Signatures continued on following page)

                              Starlight

                              Starlight International Holdings Limited



                               By: /s/ Philip Lau
                                   --------------------------
                                   Philip Lau,
                                   Chief Executive Officer